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                                                                      EXHIBIT 11


                       HUNTINGTON BANCSHARES INCORPORATED
                       COMPUTATION OF EARNINGS PER SHARE
                   FOR PERIODS ENDED MARCH 31, 1997, AND 1996
              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)


Period Ended March 31,                               1997             1996
                                                ------------     ------------
Net Income                                      $     66,450     $     62,825

Effect of Convertible Debt                                --                6
                                                ------------     ------------

Fully Diluted Net Income                        $     66,450     $     62,831
                                                ============     ============


Average Common Shares Outstanding                142,820,759      148,559,506

Dilutive Effect of Stock Options                   1,377,028        1,164,170
                                                ------------     ------------

Average Common Shares and Common
     Share Equivalents -- Primary                144,197,787      149,723,676

Additional Dilutive Effect of Stock Options               --           21,319

Dilutive Effect of Convertible Debt                       --           52,189
                                                ------------     ------------

Fully Diluted Shares                             144,197,787      149,797,184
                                                ============     ============


Net Income per Common Share Outstanding         $       0.47     $       0.42
Primary Earnings per Share                      $       0.46     $       0.42
Fully Diluted Earnings per Share                $       0.46     $       0.42








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